Trading Under the Symbol: ISDR	Transcript: Versar, Inc. 1st - 3rd Quarters Fiscal Year 2017 Earnings Conference Call May 10, 2017

Trading Under the Symbol: ISDR

Transcript of
Versar, Inc.
1st - 3rd Quarters Fiscal Year 2017 Earnings Conference Call
May 10, 2017

Participants
Karin Weber - Head of Investor Relations
Tony Otten - Chief Executive Officer
Jeff Wagonhurst - President and Chief Operating Officer
Cynthia Downes - Executive Vice President and Chief Financial Officer

Analysts
Sam Bergman - Bayberry Asset Management

Presentation

Operator
Good day, ladies and gentlemen. And welcome to Versar Third Quarter Fiscal Year 2017 Earnings Conference Call. All lines have been placed on the listen-only mode, and the floor will be open for questions and comments following the presentation. [Operator instructions].

At this time, it is my pleasure to turn the floor over to your host, Karin Weber. Ma’am, the floor is yours.

Karin Weber - Head of Investor Relations
Thank you. Good afternoon. My name is Karin Weber, and I’m the Head of Investor Relations for Versar. Welcome to Versar’s investor conference call for the first three quarters of fiscal year 2017. Joining me on today’s call are Versar’s Chief Executive Officer, Tony Otten; President and Chief Operating Officer, Jeff Wagonhurst; and Executive Vice President and Chief Financial Officer, Cynthia Downes.

Before we begin, let me make a brief statement about the contents of this call. Statements made on this call may be forward-looking, and are based on management’s current expectations, estimates, forecasts, and projections about the Company’s business. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and are subject to Safe Harbors created by such laws.

Words such as expects, anticipates, plans, and believes and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed on this call. We will not update publicly any forward-looking statements except as required by law.

For a description of factors that could cause actual results to differ materially from that anticipated on this call, please refer to the company’s public filings, including the Form 10-K for the fiscal year ended July 1, 2016 filed on March 28, 2017 and the Form 10-Q for the quarters ended September 30, 2016 and December 30, 2016, which were filed today.

Additionally, Versar reiterates that today’s reporting serves to complete its outstanding delinquent filings within the deadlines set by the New York Stock Exchange, and marks the company’s resumption of making timely filings with the Securities and Exchange Commission. Versar expects to file its Form 10-Q for the quarter ended March 31, 2017 later this week within the time period prescribed by the SEC rules.

Let’s now turn to Versar’s Chief Executive Officer, Tony Otten.

Tony Otten - Chief Executive Officer
Thanks, Karin, and good afternoon, everyone, and thank you, for joining us today. I'd like to reiterate a point that Karin made, that today markets Versar’s resumption of timely filings with the Securities and Exchange Commission. This is a key step in our ongoing process to return to compliance with the Securities and Exchange Commission and the New York Stock Exchange filing obligations, right size our cost structure to maximize profitability as we scale, and reinvigorate the company to make the most of the emerging market opportunities in defense and infrastructure.

Versar needed to clear a number of hurdles in this process, and because of the hard work we've done to date, there are more hurdles behind us than they are in front of us. With the continued efforts of our committed employees, we expect to get over the remaining ones by the time we convene for our fiscal year-end earnings report. Once again, we extend our sincere thanks to New York Stock Exchange, Bank of America, and most of all our shareholders, our customers, and our employees for their understanding and assistance over the past year.

Today, we are a company well positioned to take advantage of the proposed increase in the federal defense and infrastructure budget. We based our confidence on three significant developments: One, our new business wins are encouraging, particularly when coupled with potential growth in government spending in our areas of core competencies; two, our cost structure is now better designed to maximize profitability in today's dynamic market; and three, our financial profile is strengthening and of increasing interest to numerous financial partners.

Of particular note is the fact that we reduced overall debt by approximately 50% to $9.4 million during the first nine months of fiscal 2017. Versar is poised for resurgence as a leaner and more sharply focused company with a solid base of business. We have a run rate more than $110 million in annualized revenue and a funded backlog at the end of the third quarter of $152 million.

While we are still in the process of restructuring, we expect to achieve the following near term milestones: Continued cost structure improvements and margin expansion in the fourth quarter of fiscal 2017—so far this fiscal year, we have taken out an additional $2 million of annualized costs; positive cash flow and implementation of a new credit facility in the first half of fiscal 2018; and continued improvement in revenue, funded backlog and EBITDA during fiscal 2018. We intend to provide a more detailed one-year business outlook when we report our fourth quarter and full fiscal 2017 financial results this fall.

With an intensified focus on our most high-growth, high-margin markets, we are confident that we are embarking an upward trajectory towards sustainable, profitable growth, and we believe that it could not come in a better time. As you’re all aware, the federal government is gearing up for massive spending increases for the Department of Defense and public Infrastructure, in general. Much of this public investment plan is targeted at our longtime customers and Versar is fully prepared to continue to meet their needs and address new mission requirements.

At the same time, we see indications that the budget acts may be more like a scalpel for those federal programs that are important to our environmental services business. Brownfield cleanups, super fund, and water infrastructure are reported to be top priorities of the new Environmental Protection Agency administrator, and thus, may well be spared the more extensive budget cuts planned for the agency as a whole. The headline growth areas though are defense and infrastructure, and this is 80% of what we do.

In a minute, Cynthia will review the numbers for the first three quarters of fiscal 2017. The 10-Qs we filed today address our recent past performance and are largely reflective of the period of rightsizing, refocusing and restructuring. We are now a lean, sharply focused company prepared for a significant upswing in government spending in its core markets of defense and infrastructure.

As we look to the future, we see a number of positive developments for our company. First, Versar announced a number of impressive multiyear awards in the first nine months of fiscal 2017. Included among them are three contracts with a combined maximum of nearly $1.5 billion, supporting the Air Force Civil Engineer Center or AFCEC. First is a $950 million ceiling worldwide engineering and construction, indefinite delivery, indefinite quantity or IDIQ contract involving our long-term joint venture with Johnson Controls Federal Systems.

Second is a $500 million ceiling contract involving our wholly owned subsidiary, J.M. Waller, called Architect-Engineer 2013 Environmental Services or the A-E13ES for Architectural Engineering and Environmental Services; and third is a $48 million ceiling environmental services and construction contract for the Pacific Air Force’s region involving the Versar-ERRG joint venture.

Additional impressive multiyear awards include a $400 million capacity U.S. Army Engineering and Support Center Contract, involving our joint venture with Arcades for environmental and munitions remediation services; a $200 million maximum IDIQ contract providing scientific data reviews and evaluations for the Environmental Protection Agency's office of pesticide programs, which by the way, Versar has been supporting the OPP for over 30 years; a $14.8 million U.S. Army Corps of Engineers task order under our existing services contract, supporting construction projects in Afghanistan; a $15.5 million design build construction contract involving the Versar Johnson Controls Federal Systems joint venture for building renovations at Hanscom Airforce Base; and $60 million capacity total of two awards to support the U.S. Army's 88th Regional Support Command for operations environmental support.

Second, as is clear from the numbers released today, we have seen a continued improvement in our gross margin throughout the year. While gross margins are still not where we would like, the upward trend highlights the significant progress we have made during this past year.

Versar's future is bright, and now I'd like to turn it over to Cynthia Downes, our Executive Vice President and CFO, to review our financial results for the first nine months of fiscal 2017. And after that, I'll be back to wrap up.

Cynthia Downes - Executive Vice President and Chief Financial Officer
Thank you, Tony. Gross revenue for the first nine months of fiscal 2017 was $85.1 million, a decrease of 34% compared to $128.7 million during the first nine months of the last fiscal year. This decrease is driven by lower revenue year-over-year on the Dover Air Force Base project, down $26.1 million, performance based remediation, or PBR projects, Versar Security System or VSS projects and exclusion of the number of projects within ESG. In total, these four drivers accounted for revenue decline of approximately $39.1 million.

The Dover Project, as reported in previous financial filings and earnings calls, was scheduled to scale back significantly from fiscal 2016 to fiscal 2017. To address this issue, we aggressively sought and obtained higher margin work, such as a successful new initiative in performing petroleum oils and lubricant work at various U.S. Air Force installations. The decline in the PBR programs was also anticipated in fiscal 2017 as we moved into the later stages of an eight-year program. The PBR program is scheduled to be completed in 2020.

VSS suffered a delay in new orders caused in part by the lack of the definitive reseller agreement with Johnson Controls for critical equipment. The reseller agreement was signed in the beginning of the third quarter of fiscal 2017, and we expect increased new orders in subsequent quarters.

Offsetting some of these revenue decreases, we experienced contract revenue growth such as contributions of approximately $1.4 million from our Fort Belvoir project, the Blue Brick Building project, the Hanscom project and new construction and management projects in Iraq and Kuwait, all within ECM. With ESG, several new shorelines stabilization projects at naval bases contributed $2.9 million, and PSG contributed $4.3 million for various staff augmentation services as well. Purchase services and materials for the first nine months of fiscal 2017 was $44.5 million, a decrease of 45% compared to $80.5 million during the first nine months of the last fiscal year.

As gross revenue declines on projects where Versar acts as the general contractor, such as the Dover project, purchase services and materials decline as well. Additionally, we experienced a one-time GAAP adjustment of $600,000 to complete a fixed price project with the 88th Regional Support Command within our PSG segment. The direct cost of services and overhead for the first nine months of fiscal 2017 were $34.8 million, a decrease of 16% compared to $41.5 million during the first nine months of the last fiscal year.

Gross profit for the first nine months of fiscal 2017 was $5.9 million compared to gross profit of $6.8 million for the first nine months of the previous fiscal year. Overall, gross profit increased from 5% to 7%. Importantly, this reflects a sequential increase in gross profit each quarter during the fiscal year 2017. The increase in gross margin was largely attributable to the shift in revenue mix. The margins on the Dover project are lower than our other projects because it is a construction project for which we are the prime contractor. Versar has contracted much of the work while earning a minor fee. However, as a result of the full integration of VSS, which generally has better margins, we are seeing increased margins from the additional number of projects in that tactical service line.

Further, we anticipate these overall stronger margins to continue as VSS ramps up now and the resell agreement is in place. VSS contributed gross profit of $2.7 million, offset by the decrease in gross profit for the Dover project of $400,000.

Selling, general and administrative expenses for the first nine months of fiscal 2017 increased to 11% of gross revenue from 7% of gross revenue when compared to the first nine months of the last fiscal year. SG&A expenses remained flat in dollar amounts, while increasing as a percentage of revenue. Included in the year-to-date SG&A expenses were approximately $900,000 related to requirements of the Bank of America loan amendment that did not occur during the previous fiscal year. This includes cost associated with the retention of the Chief Restructuring Officer, the cost of Bank of America's outside auditors and various related fees. Despite these additional expenses, the company continues to control indirect cost throughout the year-to-date, including rent savings from consolidating ESG and VSS offices in Germantown, Maryland and renegotiating the company's Springfield, Virginia office lease.

As you saw in our earnings press release issued this afternoon, we are providing a non-GAAP metric, called adjusted EBITDA, to demonstrate the impact of a number of one-time expenses related to our restructuring efforts. These include $1 million of PPS operating loss and the closing fee associated with selling that subsidiary, which closed at April 4, 2017; $900,000 in restructuring fees and $320,000 in duplicate audit fees.

Loss before income taxes for the first nine months of fiscal 2017 was $4.2 million compared to loss before income taxes of $21.8 million in the first nine months of the last fiscal year. Included in last fiscal year's loss was $18.9 million in goodwill and intangible impairment.

We report funded backlog, which represents orders for goods and services for which firm contractual commitments have been received. As of March 31, 2017, funded backlog was approximately $152 million, an increase of 11% over $136 million of backlog at the end of fiscal 2016. The increase in backlog is attributable to the new contract awards Tony spoke of earlier.

I will now focus on the operating results of our business segments. The Engineering and Construction Management Group: Gross revenue for the first nine months of fiscal 2017 was $47.5 million, a decrease of 45% compared to $85.9 million during the first nine months of the last fiscal year. The drivers of this decrease are the $26.1 million in lower revenues associated with the Dover project and $2.1 million related to the winding down of work at the Mountain Home Air Force Base project, $2.7 million at the Laughlin Air Force Base Centralized Aircraft Support System project, and $900,000 in decreased sales related to PPS, which was sold in April 2017.

The Hanscom project contributed revenues of $900,000, and new Iraq and Kuwait construction management projects contributed $1.2 million. We also saw increases in our Blue Brick Building project of $200,000, our Fort Belvoir project of $1.4 million. Gross profit was $2.6 million compared to gross profit of $3.9 million during the first nine months of the last fiscal year. During the first nine months of fiscal 2017, overall profit margin increased from 5% to 6%.

As discussed earlier, VSS contributed gross profit of $2.7 million, offset in part by the decrease in gross profit for the Dower project at $400,000. We incurred costs on several projects, which will be recovered via negotiations for an RAA [ph]. The company also experienced a decrease in gross profit from the continued wind-down in our Title II work in Iraq and Afghanistan.

The Environmental Services Group: Gross revenue for the first nine months of fiscal 2017 was $24.8 million, a decrease of 21% compared to $28.8 million during the first nine months of the last fiscal year. This decrease in revenue was due to the completion of significant contracts at Fort Irwin, the ending of numerous smaller contracts totaling $3.1 million and the revenue decrease associated with the PBR program. The decline in PBR revenue is consistent with the expected profile of the remaining period performance through fiscal year 2020. The PBR program contract revenues were also impacted by work shifting to later quarters at a number of site locations.

Revenue declines were partially offset by contract reward performance of a commercial client of $500,000, weather related services for $1 million, and increases in the shoreline projects for the navy of $2.9 million. Gross profit for the first nine months of fiscal 2017 was $2.3 million compared to $2.5 million in the first nine months of the last fiscal year. During the first nine months of fiscal 2017, overall profit margins have increased approximately 1 percentage point from 8.6% to 9.4%. This is a result of a mix shift in current project work towards higher gross profit projects. As a percentage of revenue, purchase services has declined in its largely associated PBR program.

The Professional Services Group: Gross revenue for the first nine months of fiscal 2017 was $12.8 million, a decrease of 9% compared to $14.1 million during the first nine months of the last fiscal year. This decrease is due in part to a decrease in revenue from PSG's historical business line as a result of loss of several task orders. This decrease was partially offset by an increase in facilities management unit work of $100,000, army station installation planner’s project and the new contract award for the 88th RSC staff augmentation efforts. This segment continues to experience a net decline in contract positions, largely due to the continued shift by the U.S. Government to target solicitations to businesses that qualifies for small business and similar set-aside programs.

Gross profit for the first nine months of fiscal 2017 was $900,000 compared to gross profit of $400,000 in the first nine months of the last fiscal year, largely due to cost-cutting measures in non-project related costs initiated during fiscal 2016. Overall, gross margin improved to 7% for the first nine months of the current fiscal year compared to 3% for the prior fiscal year. Included in the fiscal 2017 numbers is a one-time charge of $600,000 for additional costs incurred to complete a fixed price project with the 88th RSC.

And with that I'll turn it back to Tony.

Tony Otten - Chief Executive Officer
Thank you, Cynthia. As I've shared with you before, we are approaching the successful completion of an internal process of corporate improvements designed to result in a financially and structurally strengthened company, able to meet the anticipated increased demand of our military and other infrastructure customers. Versar is also emerging from this process rededicated to the success of those customers as well as our shareholders. We are justifiably proud of our nearly 50-year reputation for unsurpassed success in infrastructure management.

Whether it's with the Army or the Air Force, in Upstate New York or in Afghanistan, on a runway or on a parade ground, Versar achieved successes through meaningful work and collaborative customer solutions. We achieved success through leadership and perseverance, and we achieved success thanks to an exceptional organization and culture in which every employee is valued and confident in the knowledge that our actions today are shaping our future.

And those actions have made an impact as we advance through our process in the first nine months of this fiscal year. Versar finished the third quarter of fiscal year 2017 with a revenue run rate of $110 million, a funded backlog of $152 million, our total debt cut in half and our gross margins up 40%.

Now, Versar is emerging from this internal process leaner, more focused, and poised for a return to profitable growth in what looks to be a growth market, particularly in the defense and other public infrastructure. Again, we believe strongly that this is our time.

And I'll now turn it back over to the operator to begin the Q&A portion of our call.

Operator
Thank you. The floor is now open for questions. [Operator instructions]. And our first question comes from Sam Bergman from Bayberry Asset. Sam, go ahead.

Q: Good afternoon, Tony. I have a couple questions. One, in terms of the funded backlog, can you give us a percentage of Versar being the prime contractor out of that $150 million funded backlog?

Tony Otten - Chief Executive Officer
Sure, and good afternoon. So it's not quite simple, because some of those awards are through joint ventures and which if you go and actually do the search, for example, the Hanscom Air Force Base project is actually through the joint venture with Johnson Controls. So it's the joint venture that is listed as the prime, but we’re executing on the project. And so for this answer, I'm going to view something like that as us as the prime. And I would say that 80% of that backlog is probably us as a prime, and 20% is through where we’re either the minority owner of a joint venture or we’re a sub to—typically would be a small business or an 8A-type entity.

Q: So should one assume that 7% margins would hold or go down or get better?

Tony Otten - Chief Executive Officer
We don’t give guidance. Having said that, we still have had during the fiscal year, a fair amount of revenue associated with the Dover project, and that Dover project is at substantially lower margins. That project will wrap up during fiscal year '17, so in fiscal year '18, we will see a pretty much a complete product mix shift or program mix shift away from the Dover project, which has been certainly flowing through our numbers for the last three years. So that alone I think would have a positive impact on margin.

We also talked about some of the programs such as the VSS program, which is ramping up which certainly has higher margins. So it's not an unreasonable assumption to certainly at a minimum expect those margins to hold and hopefully move up. We've generally said that we feel we can get back up into the low double-digits, and we’re at 7% with some trailing impact. So I think the trends are positive.

Q: In terms of the restructuring, are you 80% done?

Tony Otten - Chief Executive Officer
So we continue to look at ways to take out cost. And so, for example, the restructuring of our office lease here in Springfield occurred at the beginning of January. So the first six months of the year had 100% of the cost savings, and it was a substantial savings. We were saving on an annual basis about $500,000 on that lease. So we picked up a quarter of that so far but we had half a year of it already in the numbers. So there is still some things that flow through on that respect, and we're always looking.

The biggest costs we're incurring still and will until we have the refinancing completed are the costs associated with the Bank of America. And I have to say Bank of America has been very, very good in working with us. But at the same time, they're forcing us to incur—forcing is not the right word. As part of the arrangement we have with them to continue to work with us—and as I said, they've been great—we’re having to incur incremental costs that are not insignificant. We talked about the $900,000 that we incurred for the first nine months. So yes, there is a way for us. We will certainly see our indirect cost continue to come down, and a big impact on that will be when we get the refinancing structure in place.

Q: Is there an opportunity for Bank of America to be the prime lender going forward? Or are you in talks with several other banks?

Tony Otten - Chief Executive Officer
I'm not going to answer for Bank of America on that one. My general experience is that when a relationship goes like this, it's generally the best outcome for both parties to go their separate ways. So we've been operating on the assumption that the outcome will probably not involve Bank of America.

Q: Just going back to what you said about the Dover Air Force Base and that winding down in this last quarter, what’s left of in terms of revenue from that particular contract?

Tony Otten - Chief Executive Officer
Off the top of my head, it's probably in the slightly south of $10 million. It’s in that range, I would say. We have a couple of requests for adjustment that would bump it up maybe a little bit north of that, but in terms of actual revenue work, we'll probably have something in the $7 million to $10 million range for this quarter.

Q: Okay. Now last question, can you give us an idea of how big the pipeline is right now versus last year this time?

Tony Otten - Chief Executive Officer
It really hasn’t changed. We've had some very nice wins, both in terms of task orders with real money and then these IDIQs that I talked about in the beginning. But we still have an incredibly robust gross pipeline, as well as an expected value pipeline that is probably very much in line with what we saw last year, if not larger.

Q: On the IDIQ, is there any way to give us any color of when and how that particular contract is going to be sorted out and funded, and over how many years and what your percentage is over those amounts of year?

Tony Otten - Chief Executive Officer
There really isn't an easy way. I guess the rule of thumb that we have typically used is everyone is going to get something. It's the government recognizes that everyone's putting in substantial efforts in terms of bidding proposals, dollars, etc., so that there's generally an acceptance that everyone is going to win some work. Our best way to estimate it is to simply take the gross dollar value of the contract vehicle, divide it by the number of awardees and then divide it by the number of years. And that, I couldn’t give you a better way of doing it than that. It’s going to be wrong, but it's not going to be any more wrong than any other approach you take.

Q: Okay. Thank you very much.

Operator
And that appears to be our last question at this time. I'd now like to turn the floor back over to Karin Weber. Ma'am the floor is yours again.

Karin Weber - Head of Investor Relations
Thank you. A replay of this teleconference will be available until May 23, 2017, and may be accessed domestically by dialing 877-481-4010. International callers may dial 919-882-2331. Callers must enter conference ID number 10361. Additionally, the replay will be available on the Investor Relations section of Versar’s website at www.versar.com.

Lastly, thank you for your continued support of Versar, and we look forward to talking with you again soon.

Operator
Thank you. This does conclude today’s conference. We thank you for your participation. You may disconnect your lines at this time and have a great day.

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